                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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                (Name of Registrant as Specified in Its Charter)

                    Information Resource Engineering, Inc.
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                     INFORMATION RESOURCE ENGINEERING, INC.


Dear Fellow Stockholders:

       With the 1998 Annual Meeting of Information Resource Engineering, Inc. (the "Company" or "IRE") less than three weeks away, we are writing to remind you to send in your WHITE proxy card. We are also writing to apprise you of certain new developments.

       Recently, you may have received a separate proxy statement and related proxy materials from a dissident stockholder, Steven N. Bronson. In his proxy statement, Mr. Bronson voices a number of misinformed complaints and criticisms about the Company and its management and concedes that he has no specific plans for the Company's future. Yet, he asks you to give him and his hand-picked nominees control of the Company's Board and management.

WE ASK THAT YOU DO NOT SIGN OR RETURN ANY DISSIDENT PROXIES.

       We believe that the experience, business plan and achievements of the current Board and management of IRE are a stark contrast to the inexperience and absence of any business strategy of Mr. Bronson and his nominees. We also believe that IRE and its stockholders are poised to reap the benefits of the expertise, innovation and hard work of the Company's current Board and management in the upcoming year and into the next millennium.

A Qualified and Experienced Board

       All of the Company's nominees, other than Thomas A. Brooks, who is a first-time and independent nominee, have been members of the Board since at least 1990. They have directed and overseen the Company's revenue growth and product and services expansion over the past several years.

       - DOUGLAS E. KOZLAY is a co-founder of the Company and is presently employed as its chief scientist.

       - ANTHONY A. CAPUTO has been IRE's CEO since 1987 and its President since 1993, with extensive experience in the computer and computer security fields.

       - REAR ADMIRAL THOMAS A. BROOKS (ret.), currently President of AT&T Technical Services Company, was General Manager of AT&T Secure Products, which developed and marketed secure communications products. Admiral Brooks, who was Director of Naval Intelligence, presently serves on the United States Defense Policy Board.

       - MAJOR GENERAL IRA A. HUNT, JR. (ret.) served in both command and staff positions during his 33-year career with U.S. Army. He was Director of Battlefield Systems Integration, coordinating research and development of information technology. Dr. Hunt was the President of an architecture and engineering firm and serves as a director of several high-technology companies.

       - BRUCE R. THAW has served as outside counsel to the Company since 1987 and is also a director of two other publicly-traded companies.

Of the five nominees, only Mr. Caputo is an executive officer of the Company. Significantly, each of the Company's nominees is an IRE stockholder, and three of them are among the Company's five largest stockholders.

       The current Board has assembled a skilled and knowledgeable management team headed by Mr. Caputo. This management team has substantial and demonstrable expertise and experience in the area of enterprise communications systems, which are used in Virtual Private Network ("VPN") and other secure electronic commerce applications. These systems form the core of the Company's business. This management team, together with the current Board, have formulated and effectuated the Company's strategy of revenue growth and product and services expansion and have guided the Company to its position as a market leader in the VPN area. Additionally, with the current Board, members of management own approximately 21% of the Company's outstanding common stock.

       As an indication of their confidence in the management team assembled by the current Board, over 90% of the Company's U.S. employees, after learning of Mr. Bronson's intention to run an alternative slate of directors, have signed a letter in support of current management. A copy of that letter in the form executed, which is not and should not be deemed to be a communication of the Company, is annexed hereto as Annex A.

       Beyond the qualifications of the current Board, the Company also has a prestigious Advisory Board comprised of William E. Simon, former U.S. Treasury Secretary, Dr. Vinton G. Cerf, one of the founders of the Internet, and Daniel
L. Mosley,
a partner in the law firm of Cravath, Swaine & Moore. Mr. Simon has stated his support of the current Board and management in a letter, dated June 16, 1998, a copy of which is annexed hereto as Annex B.

       THE COMPANY'S NOMINEES PROVIDE CONTINUITY AND KNOWLEDGE OF THE COMPANY AND ITS INDUSTRY ESSENTIAL TO THE FUTURE SUCCESS OF IRE. THE BRONSON NOMINEES CANNOT SIMILARLY PROVIDE THESE KEY ELEMENTS.

Who Are Steven Bronson and His Nominees?

       Simply put, the biographies of Mr. Bronson's nominees contained in his proxy materials are devoid of any demonstration of experience or expertise in a business such as the Company's. The experience of Mr. Bronson and his nominees lies substantially in the investment banking and financial services industries, rather than in the management and operation of companies. A closer look at the backgrounds of the nominees assembled by the 32-year old Mr. Bronson confirms the foregoing:

       - Steven Bronson is the president of a brokerage firm, and the chairman of a financial services firm. He has not identified any other business experience in his proxy materials.

       - James Cassel, previously a practicing attorney, is an officer of the same brokerage and financial services firms of which Mr. Bronson is an officer. His only other apparent recent business experience is as the chairman of the board of a general partner of a limited partnership that filed for bankruptcy last year.

       - Jeffery Adduci is the president of an association of regional broker dealers and investment banking firms. His biography, as set forth in Mr. Bronson's proxy statement, does not indicate any other type of business experience.

       - Stanley Newman is vice-president of an equipment leasing and financial consulting firm. Prior to that, it appears that Mr. Newman was president of his own consulting company, an officer of an equipment leasing and investment banking company and an auditor.

       - Matthew Tutino, who would be the new CEO of the Company, served as a vice-president of an investment banking firm for seven years. Subsequently, Mr. Tutino, touted by Mr. Bronson as a "turnaround and restructuring specialist," presided as chief executive officer of Qantel Corp., formerly known as Mohawk Data

              Sciences Corp. ("Qantel"), a company that was liquidated in bankruptcy seven years after Mr. Tutino assumed the helm.

       The only specific substantive business plan that Mr. Bronson has expressed in his proxy statement is to fire Mr. Caputo and "immediately" to appoint Mr. Tutino as the CEO of the Company. Mr. Bronson describes one of Mr. Tutino's major "successes" as his stewardship of Qantel. Mr. Tutino served as CEO of Qantel from 1985 through 1992, when, after years of protracted litigation, Qantel was liquidated in bankruptcy to pay off its lenders. There is no indication in Mr. Bronson's proxy materials of how Mr. Tutino's "turnaround" of Qantel benefitted its stockholders. ONE HOPES THAT THIS IS NOT THE TYPE OF "TURNAROUND" THAT MESSRS. BRONSON AND TUTINO HAVE IN MIND FOR IRE.

What You Should Know

       What Mr. Bronson does not tell you is that Mr. Tutino was reportedly brought into Qantel by the so-called "corporate raider," Asher Edelman, in March 1985. Within 15 months of his arrival, Mr. Tutino was reported to have sold off all of Qantel's businesses, except for one business unit, in order to reduce its debt. According to various news reports, Mr. Tutino had disputes with fellow Qantel Board members, which led to the resignation of the other two members of Qantel's Board, in June 1986, and resulted in litigation. The other Board members believed, according to news reports, that Mr. Tutino should have stepped down as Qantel's CEO because he had completed that company's restructuring and they felt that an operations executive was now required.

       One ironic aspect of Mr. Bronson's decision to appoint Mr. Tutino as CEO of the Company is that, despite challenging the compensation presently paid to Mr. Caputo, he states that no agreement has been reached regarding the compensation of Mr. Tutino in the event he becomes CEO. This is particularly disturbing in light of the fact that Mr. Tutino was reported in the press as one of the most highly-paid executives in the San Francisco Bay Area in 1989, with a total cash compensation of over $1.4 million, including over $800,000 of severance pay. While Mr. Caputo's compensation was determined by a committee of Company directors, a majority of which are independent directors, after a survey of comparable companies, Mr. Bronson provides IRE's stockholders with no indication of what Mr. Tutino's compensation will be.

       Curiously, Mr. Bronson fails to articulate why he believes that a "turnaround and restructuring specialist" is the appropriate person to manage IRE. As discussed below, the Company is executing its business strategy of growing its revenues and expanding its products and services. As of March 31, 1998, the Company had a mere $12,000 of indebtedness, working capital of approximately $12 million, and a book value of over $17 million, or $3.17 per share. It has no outstanding material litigation or claims. Why then does Mr. Bronson perceive the need for a "'turnaround specialist"? IS THERE SOMETHING THAT MR. BRONSON IS NOT TELLING US OR THAT HE SHOULD BE TELLING US?

       In his proxy statement, Mr. Bronson somewhat cryptically states that "the Bronson Nominees have no specific plans at this point in time." (emphasis supplied). What exactly does this mean? Presumably, either Mr. Bronson (1) will not reveal his future plans for the Company; or (2) is actually telling the truth when he says that he has none. In any event, despite the fact that Mr. Bronson professes to have no specific business plan for the Company, he expressly states that he does have a plan to have the Company reimburse his proxy solicitation expenses, without asking you, the stockholders, for approval.

       If, unlike the Company's present management, he has no specific plan, then Mr. Bronson has no business seeking to take over the management of your Company. If he does have a plan, Mr. Bronson should disclose it. In his proxy statement, Mr. Bronson states that future actions with respect to IRE "could include reorganization, restructuring . . . or the sale of some or all of the company's assets." (emphasis supplied). If any such actions are contemplated, or even likely, you, as the Company's stockholders, deserve to be informed of such potentially fundamental changes NOW, before you cast your vote. This is particularly important because any such actions would plainly conflict with the Company's current business strategy of growing its revenues and expanding its products and services with the ultimate objective of maximizing long-term stockholder value.

IRE's Strategic Plans

       IRE's management believes that computer networks will continue to gain importance as a means of business communication and that businesses will increasingly use network communications systems. Management anticipates a corresponding increase in the demand for products and services designed to provide security for network communications systems, such as VPNs and related products and services. Indeed, a leading market research firm forecasts that the market for VPN products will increase from $15 million in 1997 to over $1.1 billion by the year 2001. The overall VPN market, which consists of revenues to service providers and systems integrators as well as product sales, is projected to exceed $11 billion in the same period. IRE believes that it is well positioned to capitalize on that anticipated rapid and substantial growth.

       In 1997, IRE's SafeNet(TM) line of products captured approximately 30% of the VPN product market, establishing the Company as a leader in this anticipated high growth industry. IRE has attained its leadership position largely by focusing on increasing its revenues and introducing new products and services. In connection with this strategy, the Company has developed strategic relationships with industry leaders such as Analog Devices, Inc., CyberGuard Corporation ("CyberGuard"), Mitsubishi Electric, Osaka Media Port and Financial Services Technology Consortium ("FSTC"), a group of leading financial institutions and information technology companies. Additionally, the Company has been making substantial investments in the research and development of new products

-- approximately $3.8 million in each of 1996 and 1997. IRE believes that this strategy is paying off:

       -      In the second half of 1996, the Company introduced
SafeNet/Enterprise(TM), a comprehensive, centrally managed VPN security system that enables secure use of public networks, such as the Internet, for private business transactions. In 1997, software and smartcard-based products were added to the SafeNet(TM) product family.

       - In April 1998, the Company announced that the Automotive Industry Action Group selected the Company as an approved vendor and the SafeNet/Soft-PK product for use in the pilot phase of the Automotive Network eXchange(R) ("ANX") service. When fully implemented, the ANX service will enable major U.S. automobile manufacturers and heavy equipment companies to communicate with over 10,000 suppliers and contractors.

       - Earlier this month, the Company announced the introduction of its first encryption chip, the SafeNet/Eurocrypt(TM), which enables communications and computer companies to cost effectively incorporate strong security systems into their own equipment and products. The Company has shipped this product to its first customer, a major European bank.

       - The Company announced today that it developed the smartcards used in endorsing electronic checks ("echeck") and signing payment files in connection with the first echeck payments issued by the U.S. government.

       - The Company has also recently entered into an agreement with CyberGuard through which the Company will sell firewall products, including a low-cost firewall which can be used within the Windows NT(TM) operating system, manufactured by CyberGuard under the SafeNet(TM) brand name.

       Based on industry forecasts and reports, the Company has for some time believed that communications and computer Original Equipment Manufacturers ("OEMs") will integrate security capabilities into their products. Accordingly, IRE has significantly invested in the development of chips and software modules to meet this anticipated demand. This month, Lucent Technologies, Inc. ("Lucent") acquired a license for the Company's first OEM product, the SafeNet/Soft-PK.(TM) In addition, the Company plans to offer a family of security chips. The first of these chips is now available, and the second and third chip designs have been delivered to silicon manufacturers for production. Management believes that several leading companies are designing these components into their next generation of communications products.

       In recognition of the anticipated substantial growth of the VPN services market, the Company has also been leveraging its network security expertise to develop a transaction services business. For example, in connection with its license of SafeNet/Soft-PK(TM), Lucent will include a public key certificate issued by IRE's SafeNet(TM) Trusted Services in its products and will direct customers to IRE as a preferred provider of certificates. Lucent customers can renew their certificates with IRE, providing IRE with a source of recurring revenue. In addition, in an effort to improve distribution of its products and services, the Company has continued to transition to indirect distribution channels. As a consequence, the Company now complements its direct sales force in North America with sales through selected distributors that include value added resellers and Internet service providers.

       THESE POSITIVE DEVELOPMENTS FOR THE COMPANY AND THE CHANGES IN AND ENHANCEMENTS TO ITS BUSINESS STRATEGY AND METHODS OF OPERATION HAVE BEEN EFFECTUATED UNDER THE DIRECTION AND OVERSIGHT OF THE COMPANY'S CURRENT, ACTIVE BOARD OF DIRECTORS.

       Mr. Bronson Has Demonstrated His Inexperience And Lack Of Understanding Of The Company

       Although Mr. Bronson criticizes the financial performance and condition of the Company, he conveniently omits to mention several salient facts:

       As indicated by the chart below, IRE's revenue has increased dramatically over the past four years, rising over 600% during such period. Additionally, for the six-month period ended March 31, 1998, the Company had revenues of nearly $10 million, representing the two highest quarterly revenue periods in its history.


---------------------------------------------------------------------------------------------------------------------------
Year                               1993                  1994                 1995                1996               1997
---------------------------------------------------------------------------------------------------------------------------
Revenue ($ millions)                2.6                   3.4                  8.2                14.3               16.0
---------------------------------------------------------------------------------------------------------------------------

       While the Company has experienced losses, as of March 31, 1998, it had a healthy balance sheet, with nominal debt, working capital of approximately $12 million and a book value of $3.17 per share. Additionally, the Company's gross margin increased significantly to 56% for fiscal year 1997, from 46% for fiscal year 1996, due principally to a shift toward sales of higher gross margin products and services, a decrease in sales of lower margin products sold to MCI Telecommunications Corp. ("MCI") and a shift in product mix toward software-based products. Moreover, the Company has successfully reduced certain expenses, in particular, general and administrative expenses, which fell to 16% of revenues in 1997, from 21% in 1996.

       Mr. Bronson has also criticized some of the Company's recent business decisions. These "criticisms" expose his lack of experience and understanding of the Company and its industry.

       First, Mr. Bronson questions why two separate announcements regarding the development and progress to market of IRE's Smartcard product were made. It is, in fact, quite common for high-tech companies to make multiple announcements regarding a new product as it is brought to market (just think how long you have been hearing about Windows 98(TM)). To date, over 10,000 Smartcard products have been sold.

       Second, Mr. Bronson suggests that the Company has no satisfactory explanation of and criticizes the Company for the reduction of its business with MCI. Mr. Bronson is wrong. The explanation is simple and sensible. In September 1995, MCI and the Company entered into an agreement under which MCI would purchase over $10 million of SafeNet(TM) products. MCI planned to combine Internet-MCI connectivity with SafeNet(TM) products and Trusted Services to offer an Internet VPN service, and MCI purchased $5 million of SafeNet products. In 1996, because MCI apparently felt that the market for VPNs was then too small, it requested, and IRE agreed, to change the relationship between MCI and the Company to eliminate MCI's product purchase obligation, while naming IRE as a preferred supplier of MCI.

       IRE's business rationale for agreeing to this change was that MCI is a good customer and an important distribution channel for SafeNet(TM) products. As Mr. Bronson knows, or should know, IRE continues to enjoy a good working relationship with MCI. For example, Dr. Vinton G. Cerf, Senior Vice President of Internet Architecture for MCI, serves on the Company's Advisory Board, and two IRE employees work closely with MCI to develop sales opportunities. The current arrangement provides an attractive opportunity for long-term growth while maintaining a good relationship with an important customer. Additionally, the Company has more than replaced the so-called lost revenue with revenue from other sources.

       Third, Mr. Bronson's criticism of the Company's agreement with CyberGuard similarly demonstrates his refusal, or perhaps inability, to appreciate the value of strategic alliances, which have been important to the Company's success. CyberGuard distributes a line of firewall products, which are a key component of many VPN applications. The Company estimated the cost of developing a firewall using in-house resources at in excess of $5 million over five years. The Company's agreement with CyberGuard provides it with a key competitive advantage, allowing IRE to offer a complete VPN solution to its customers now. The $1 million prepaid license fee made to CyberGuard, which is refundable, has enabled the Company to include the important firewall feature in its products without a significant capital outlay. Moreover, CyberGuard has agreed to pay to the Company any remaining balance of the license fee by December 31, 1998.

       Fourth, and as further evidence of his clear lack of knowledge of the Company's products and business, Mr. Bronson asks about the Company's product relating to its public announcement, in February 1997, of compliance with new Internet standards for public key exchange. This product, SafeNet/Soft-PK(TM), as publicly announced, has been selected as an approved product for the ANX service, and has been licensed by Lucent.

       While the trading price of the Company's common stock has experienced significant volatility over the past several years, the Company believes that this may largely be attributable to the volatility of securities of high-technology companies in general, as well as to the relative early stage of development of the market for the Company's products and services. In any event, the price of the Company's common stock has recently risen, perhaps in part due to the Company's recent positive developments. Between January 1, 1998, and June 19, 1998, the stock price rose over 18%. Mr. Bronson, of course, should be well aware of this rise, in that he purchased the substantial majority of his IRE common stock during such period.

                                   Conclusion

       Mr. Bronson's proposal, laid bare, is to turn the Company over to a turnaround and restructuring specialist despite the Company's financial health and to install a Board of Directors with no demonstrable experience in the Company's business. His criticisms of the Company demonstrate an absence of understanding of the Company and its industry. Moreover, although Mr. Bronson has no specific business plan for the Company, he has made clear that he intends to seek reimbursement of all his expenses out of the stockholders' pockets.

       By contrast, the Company has an effective business strategy, and is executing on such strategy to exploit its early lead in the market for Internet VPN products and services. IN THE PAST FEW YEARS, THE COMPANY HAS SIGNIFICANTLY INCREASED ITS REVENUE, DEVELOPED AND RELEASED NEW PRODUCTS AND SERVICES, AND HAS FORGED RELATIONSHIPS WITH IMPORTANT PLAYERS IN THE INDUSTRY. MOREOVER, THE COMPANY PRESENTLY EXPECTS SHORTLY TO ANNOUNCE SOME ADDITIONAL NEW POSITIVE DEVELOPMENTS FOR THE COMPANY AND ITS STOCKHOLDERS.


                                        The Board of Directors of Information
                                         Resource Engineering, Inc.

                                        Anthony A. Caputo
                                        President and CEO

June 23, 1998
Baltimore, Maryland

                                             June 16, 1998

DEAR SHAREHOLDER, CUSTOMER AND PARTNER:

The purpose of this letter is to share with the shareholders, customers, and partners of Information Resource Engineering, Inc. ("IRE") the views of IRE's employees on Steven N. Bronson's proxy statement filed with the Securities and Exchange Commission on June 2nd, 1998.

Our sole purpose at IRE is to provide you with the best value in regard to the investment you have made in our company. We take this responsibility very seriously, as does our senior management team.

Simply put, Mr. Bronson's proxy statement, in our view, does not accurately reflect the state of our business or the actions of our senior management. In fact, we believe it shows a blatant misunderstanding of our business and company. This company has been on a path of transformation over the past 18 months, and we believe this process will continue. New senior management in several departments are forcing change which will propel IRE to success in the network security market as well as, we hope, on Wall Street. The positive effect of this change has been evident in recent quarterly revenue figures and new product releases. This is a different company than it was a year ago, and we believe it will be a different company a year from today.

Certainly, more change is needed. Our dynamic market requires the flexibility to adapt rapidly to the shifting needs of our customers. Senior management must, and we believe will, step up and meet these challenges head on. We believe our management team is better suited to develop a strong, profitable business than any other team known to be available. If weaknesses in this team become visible, it will be the responsibility of the employees, along with our Board of Directors to drive appropriate action.

The question is, "What action is in the best interest of our customers, partners, and shareholders?" We believe that IRE is headed in the right direction. We believe that the leaders of our organization are passionate about our business, and have your best interest in mind. We believe supporting the current senior management team will provide the best return on investment for all parties.

Sincerely,

The Employees of IRE, Inc.

                              WILLIAM E. SIMON
                                P.O. BOX 1913
                              310 SOUTH STREET
                      MORRISTOWN, NEW JERSEY 07962-1913
                               (201) 698-0290





June 16, 1998


Dear Shareholder:

As a significant shareholder in Information Resource Engineering (IRE), I am writing to share my opinions regarding the proxy contest that has been initiated by a dissident shareholder.

You should know that although I am disappointed with the performance of the IRE stock, I am committed to participating with current management in whatever steps are necessary to increase shareholder values. Over the last year, I have had the opportunity to get to know Tony Caputo and his management team and have reviewed their business plan and product development efforts. It was on the basis of their business plan and product development efforts that I made my substantial investment in IRE. I continue to believe in the validity of management's plan and marketing strategy and that IRE will become a major player in the Internet security field.

I believe that Tony Caputo and his current management team have the expertise and ability to realize the full potential of IRE, and I endorse their efforts. Furthermore, I am personally ready to help management increase long-term value for all shareholders. I anticipate additional involvement in the company activities over the next year and I am prepared to increase my equity position in the company.

Sincerely,


  [sig]

                           VOTING AND PROXY PROCEDURES

       The Company is soliciting your proxy in support of the election of its nominees. IF YOU WISH TO VOTE FOR THE COMPANY'S NOMINEES BY PROXY, YOU MUST SIGN, DATE AND SUBMIT THE WHITE PROXY CARD FURNISHED TO YOU HEREWITH AND MUST NOT SUBMIT THE BLUE PROXY CARD SUBMITTED BY MR. BRONSON. A STOCKHOLDER MAY NOT SUBMIT A PROXY CARD TO VOTE FOR BOTH THE COMPANY'S NOMINEES AND THE BRONSON NOMINEES; IF A STOCKHOLDER SUBMITS BOTH A WHITE PROXY CARD AND MR. BRONSON'S BLUE PROXY CARD, ONLY THE LATEST DATED PROXY WILL BE COUNTED.

       THE COMPANY REQUESTS THAT YOU DO NOT VOTE ON OR RETURN TO THE COMPANY ANY PROXY CARD PROVIDED TO YOU BY MR. BRONSON, EVEN TO VOTE AGAINST MR. BRONSON'S SLATE OF NOMINEES. RETURNING ANY PROXY CARD PROVIDED TO YOU BY MR. BRONSON COULD REVOKE THE WHITE PROXY CARD THAT YOU SIGNED, DATED AND RETURNED TO THE COMPANY.

       Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of the Company's common stock in person, by giving written notice to the Secretary of the Company at 8029 Corporate Drive, Baltimore, Maryland 21236 stating that the proxy has been revoked, or by delivering a proxy bearing a later date.

       The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York, 10022 ("Morrow"), to assist it in the solicitation of proxies and for related services. The Company has agreed to pay Morrow a fee of $100,000 and to reimburse it for related expenses. Morrow will solicit proxies for the Annual Meeting from individuals, brokers, banks, nominees and other institutional holders. Morrow has advised the Company it anticipates to use approximately 25 employees to engage in such solicitation activities.

                                   IMPORTANT

1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please sign, date and mail the enclosed WHITE proxy card. PLEASE VOTE EACH WHITE PROXY CARD you receive since each account in which you own shares must be voted separately. Only your latest dated proxy card counts.

2.     We urge you NOT TO RETURN ANY BLUE PROXY CARD sent to you by Mr. Bronson.

3. If your shares are held in the NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your account promptly to vote the WHITE proxy card as recommended by your Board of Directors.

IF YOU HAVE ANY QUESTIONS on how to vote your shares, please contact IRE at
(410) 931-7500, or call our proxy solicitor, MORROW & CO., INC., at (800) 662-5200.